UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2013

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)

495A South Fairview Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(805) 967-7611

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This Amendment No. 1 to Form 8-K (this “Amendment”) is being filed solely to correct a typographical error that was made in the Current Report on Form 8-K filed by Deckers Outdoor Corporation on December 19, 2013 (the “Original Filing”). The Original Filing incorrectly referenced “Item 5.07” instead of “Item 5.03” when referencing the disclosure relating to the amendment to the Company’s Amended and Restated Bylaws. However, the text of the disclosure in the Original Filing was otherwise accurate. The full text of Item 5.03, as amended to address the typographical error, has been reproduced below. Except as specifically described above, no changes have been made to the Original Filing by the filing of this Amendment.
Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 13, 2013, the Board approved an amendment to Section 3.3 of Article III of Deckers’ Amended and Restated Bylaws to adopt a majority vote standard for uncontested director elections and a resignation policy for incumbent directors who do not receive the requisite votes in an uncontested election. The amendment shall be effective as of December 13, 2013.
Pursuant to amended Section 3.3, each director in an uncontested election shall be elected by a “majority of the votes cast” by the shares entitled to vote on the election of directors. A “majority of the votes cast” means that the number of votes “for” a nominee for director must exceed fifty percent (50%) of the votes cast. In a contested election, directors shall be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.
Pursuant to the director resignation policy set forth in amended Section 3.3, incumbent directors, in order to be considered as nominees in future director elections, must submit an irrevocable letter of resignation to the Board, which offer of resignation shall become effective (i) upon that incumbent director not receiving a majority vote in an uncontested election, and (ii) upon acceptance of the offer of resignation by the Board. If an incumbent director does not receive a majority vote in an uncontested election, Deckers’ Corporate Governance Committee (the “Governance Committee”) shall, within sixty (60) days following the stockholder vote, recommend to the Board the action to be taken with respect to such incumbent director’s offer of resignation. In determining whether or not to recommend that the Board accept such incumbent director’s resignation offer, the Governance Committee will consider all factors that the Governance Committee believes are in Deckers’ best interests. The Board shall act on the Governance Committee’s recommendation within ninety (90) days following the stockholder vote and, in making its determination, the Board will take into account the factors considered by the Governance Committee and any additional information and factors that the Board believes to be relevant. The incumbent director who tendered his or her offer to resign shall not participate in either the Governance Committee’s or the Board’s consideration or other actions regarding whether to accept the offer of resignation.
If such incumbent director’s resignation offer is not accepted by the Board, the Board shall, within four (4) business days after reaching its decision, publicly disclose the decision, including the reasons for not accepting the offer of resignation. In addition, such incumbent director shall continue to serve on the Board for the term for which he or she would have been elected and until the election of his or her successor, or until the incumbent director’s earlier death, resignation, or removal. If such incumbent director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the Bylaws.
The foregoing description of amended Section 3.3 of Deckers’ Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of amended Section 3.3 set forth in the Certificate of Amendment of Amended and Restated Deckers’ Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2014	Deckers Outdoor Corporation
/s/ Thomas A. George
Thomas A. George, Chief Financial Officer